UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 7, 2025

Date of Report (Date of earliest event reported)

Limitless X Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-56453	81-1034163
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9777 Wilshire Blvd., Suite 400, Beverly Hills, CA	90212
(Address of principal executive offices)	(Zip Code)

(855) 413-7030

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

Consulting Agreement with Limitless Performance Inc.

Effective as of February 5, 2025 (the “Effective Date”), Limitless X Holdings Inc. (the “Company”), along with it wholly-owned subsidiary, Limitless X Inc., a Nevada corporation (“LSX”), entered into an endorsement agreement with Blowout Enterprises, LLC (“Blowout”), f/s/o Paul Michael DelVecchio Jr., p/k/a “Pauly D” a/k/a “DJ Pauly D” (“Pauly D”) (the “Endorsement Agreement”). The initial term of the endorsement agreement is three years and shall automatically renew for successive one-year terms unless a party gives notice of its intent not to renew at least 30 days prior to the expiration of any term.

Under the Agreement, Blowout agreed to cause Pauly D to endorse and exclusively promote LSX’s dietary supplement products, specifically including the Company’s Oneshot Pre-Workout and such other mutually approved products (the “Endorsement”).

In exchange for the Endorsement, the Company agreed to pay Blowout, on a pay-or-play basis, cash compensation of $150,000 per contract year. Additionally, the Company agreed to pay Blowout compensation in the form of the Company’s common stock, restricted under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”) (“Restricted Stock”), equivalent to the fair market value of $100,000 based on the 30-day volume weighted average price. The Company is to pay Blowout $50,000 of Restricted Stock within a reasonable period of time following the execution of the Endorsement Agreement. The remaining $50,000 of Restricted Stock shall be paid by the Company to Blowout on the twelve-month anniversary of the Effective Date.

The foregoing is only a summary of the material terms of the Endorsement Agreement and does not purport to be a complete description of the rights or obligations of each party under the Consulting Agreement. This summary is qualified in its entirety by reference to the full text of the Endorsement Agreement.

Debt Conversion Transaction with Jasrpeet Mathur

On February 7, 2025, the Company entered into a debt conversion transaction with Jaspreet Mathur to settle outstanding debt in the amount of $3,000,000, plus accrued interest the amount of $375,000, for an aggregate debt in the amount of $3,3750,000. The Debt Conversion Agreement is attached as Exhibit 10.1 to this Current Report.

In exchange for cancelling the Debt, The Company issued an aggregate of 135,000 shares of Series D 15% Cumulative Redeemable Perpetual Preferred Stock, par value of $0.0001 per share (“Series D Stock”) to Mr. Mathur. The Class D Stock was priced to 12.5% of the total amount of the debt owed to each vendor plus agreed upon interest at 12.5%. The shares of the Company’s Class D Stock are “restricted securities” as defined in Rule 144 of the Securities Act and are subject to restrictions on transfer and sale under applicable federal and state securities laws.

The Company filed a Certificate of Designation (“Certificate”) for the Series D Preferred Stock with the Delaware Secretary of State on January 24, 2025. Holders of the Series D Stock are entitled to receive cumulative cash dividends at the rate of 15% on the stated value of $25.00 per share of the Series D Preferred Stock per annum (equivalent to $3.75 per annum per share) (the “Series D Stock Dividend”). The Series D Stock Dividend is payable every quarter as and if declared by the Company’s board of directors and as permitted by law. The Series D Preferred Stock has no voting rights, other than as set forth in the Certificate of Designation or as required by law.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series D Stock will be entitled to be paid out of the assets the Company has legally available for distribution to its stockholders, with respect to the distribution of assets upon liquidation, dissolution or winding up, a liquidation preference of $25.00 per share, plus an amount equal to any accumulated and unpaid dividends up until, but not including, the date of payment, subject to the Series D Stock Distribution Ranking.

The Company may, at its option, redeem the Series D Stock (i) on or after the second anniversary of the date of the issuance of the Series D Stock, or (ii) at any time upon a Change of Control (as defined in the Certificate). The Series D Stock is not redeemable by the holders of the Series D Stock under any circumstances. The cash redemption price of the Series D Stock is $25.00 per share, plus any accumulated and unpaid dividends thereon up to, but not including, the redemption date. The Series D Stock is not convertible into or exchangeable for any shares of Common Stock or other capital stock of the Company.

The foregoing is only a summary of the material terms of the Certificate and does not purport to be a complete description of the rights, preferences, qualifications, limitations or restrictions of the Series D Stock. The summary of the Certificate is qualified in its entirety by reference to the Certificate, which is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 3.02 Unregistered Sale of Equity Securities.

The information set forth in Items 1.01 of this Current Report and the Exhibits attached to this Current Report are incorporated herein by reference into this Item 3.02.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibit

3.1

Certificate of Designation of Series D 15% Cumulative Redeemable Perpetual Preferred Stock of Limitless X Holdings Inc. (incorporated by reference to Exhibit 3.1 in the Company’s Current Report on Form 8-K filed with the SEC on January 27, 2024).

10.1	Debt Conversion Agreement
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Limitless X Holdings Inc.

Date: February 10, 2025	By:	/s/ Jaspreet Mathur
	Name:	Jaspreet Mathur
	Title:	Chief Executive Officer